SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                   Under the Securities Exchange Act of 1934

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                  ORGANIC, INC.
                                 --------------
                                (Name of Issuer)

                         COMMON STOCK, $.0001 PAR VALUE
                         ------------------------------
                         (Title of Class of Securities)

                                    68617E101
                                  ------------
                                 (CUSIP Number)

                                February 15, 2000
              -----------------------------------------------------
             (Date of Event which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   [ ]  Rule 13d-1(b)
   [X]  Rule 13d-1(c)
   [ ]  Rule 13d-1(d)

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CUSIP No.  68617E101                  13G                      Page 2 of 5 Pages
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1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    Omnicom Group Inc.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (a)  [ ]
    (b)  [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY
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4   CITIZENSHIP OR PLACE OF ORGANIZATION

    New York
--------------------------------------------------------------------------------
                                         5       SOLE VOTING POWER

                NUMBER                           14,983,101
                                         ---------------------------------------
               OF SHARES                 6       SHARED VOTING POWER

             BENEFICIALLY                        None
                                         ---------------------------------------
               OWNED BY                  7       SOLE DISPOSITIVE POWER

                 EACH                            14,983,101
                                         ---------------------------------------
               REPORTING                 8       SHARED DISPOSITIVE POWER

              PERSON WITH                        None
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    14,983,101
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    [ ]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    18.5%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    CO

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------

                               Page 2 of 5 Pages

Item 1(a)   Name of Issuer:

            Organic, Inc. ("Organic")

Item 1(b)   Address of Issuer's Principal Executive Offices:

            510 Third Street
            San Francisco, CA 94107

Item 2(a)   Name of Persons Filing:

            Omnicom Group Inc. ("Omnicom")

Item 2(b)   Address of Principal Business Office or, if None, Residence:

            Omnicom Group Inc.
            437 Madison Avenue
            New York, New York 10022

Item 2(c)   Citizenship:

            New York

Item 2(d)   Title of Class of Securities:

            Common Stock, $.0001 par value

Item 2(e)   CUSIP Number:

            68617E101

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

            CO

                               Page 3 of 5 Pages

Item 4.     Ownership.

                                                                 Omnicom
                                                                 -------

            (a) Amount beneficially owned:                      14,983,101

            (b) Percent of Class:                                  18.5%

            (c) Number of shares as to which
            such person has:

            (i) Sole power to vote or to
            direct the vote                                     14,983,101

            (ii) Shared power to vote or to
            direct the vote                                              0

            (iii) Sole power to dispose/direct
            the disposition of                                  14,983,101

            (iv) Shared power to dispose/direct
            the disposition of                                           0

Item 5.     Ownership of Five Percent or Less of a Class.

            Not applicable

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

            Not applicable

Item 8.     Identification and Classification of Members of the Group.

            Not applicable

Item 9.     Notice of Dissolution of Group.

            Not applicable

                               Page 4 of 5 Pages

Item 10.    Certifications.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                             February 22, 2000
                                                           ---------------------
                                                                   (Date)

                                           OMNICOM GROUP INC.

                                           By: /s/ Barry J. Wagner
                                              ----------------------------------
                                                   Barry J. Wagner
                                                   Secretary and General Counsel


                                Page 5 of 5 Pages